Exhibit 99.l

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Hebei Zhongding Real Estate Development Corporation Limited and
Xingtai Zhongding Jiye Real Estate Development Company Limited

We have audited the accompanying combined balance sheets of Hebei Zhongding Real Estate Development Corporation Limited and Xingtai Zhongding Jiye Real Estate Development Company Limited (together as “the Company”) as of December 31, 2009 and 2008, and the related combined statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP
New York, New York
November 10, 2010, except for the reorganization described in Note 1 and Note 17(c) of the combined financial statements, for which the date is December 22, 2010.

HEBEI ZHONGDING REAL ESTATE DEVELOPMENT CORPORATION LIMITED
AND
XINGTAI ZHONGDING JIYE REAL ESTATE DEVELOPMENT COMPANY LIMITED
COMBINED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$6,807,095	$219,330
Restricted cash	263,266	320,971
Construction costs in excess of billings	-	43,245
Contracts receivable	13,371	-
Prepayments	2,489,498	383,709
Other receivables	1,066,280	416,913
Receivable from an equity owner	7,488,447	-
Properties held for sale	591,338	-
Properties and land lots under development	43,132,984	21,393,479
Property and equipment, net	111,492	58,941
Total Assets	$61,963,771	$22,836,588

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$1,854,358	$352,800
Income taxes payable	2,622,552	15,810
Other taxes payable	2,197,327	62,925
Customer deposits	14,601,339	5,141,445
Due toa related party	-	2,793,907
Deferred tax liabilities	535,038	905,357
Long-term loans	1,462,587	2,772,023
Total liabilities	23,273,201	12,044,267
Shareholders’ Equity
Hebei Zhongding – Common shares, RMB1 ($0.1207) par value:
Authorized, issued and outstanding as of December 31, 2009 and 2008– 45,000,000 shares	5,430,517	5,430,517
Xingtai Zhongding – Paid-in capital	11,701,936	1,971,562
Additional paid-in capital	9,988,592	-
Statutory reserve	264,887	-
Retained earnings	10,098,134	2,210,790
Accumulated other comprehensive income	1,206,504	1,179,452
Total shareholders’ equity	38,690,570	10,792,321
Total Liabilities and Shareholders’ Equity	$61,963,771	$22,836,588

See notes to the combined financial statements.

HEBEI ZHONGDING REAL ESTATE DEVELOPMENT CORPORATION LIMITED
AND
XINGTAI ZHONGDING JIYE REAL ESTATE DEVELOPMENT COMPANY LIMITED
COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years ended December 31,
	2009	2008

Revenue from real estate sales, net of sales-related business tax, urban construction tax and education surcharge of $1,254,331 and $529,957 in 2009 and 2008, respectively	$22,968,587	$11,892,062
Cost of real estate sales	17,349,913	8,595,976
Gross margin	5,618,674	3,296,086
Selling expenses	713,480	352,434
General and administrative expenses	797,806	370,293

Income from operations	4,107,388	2,573,359

Other income (expense)
Government grant	7,484,417	-
Interest expense	(399,357)	(308,514)
Total other income (expense)	7,085,060	(308,514)
Income before income taxes	11,192,448	2,264,845

Income taxes
Land Appreciation Tax	807,273	205,327
Income tax- Current	2,605,313	-
Income tax- Deferred (benefit) expense	(372,369)	590,573
Total income taxes	3,040,217	795,900
Net income	$8,152,231	$1,468,945
Other comprehensiveincome
Foreign currency translation adjustment	27,052	482,129
Comprehensiveincome	$8,179,283	$1,951,074

See notes to the combined financial statements.

HEBEI ZHONGDING REAL ESTATE DEVELOPMENT CORPORATION LIMITED
AND
XINGTAI ZHONGDING JIYE REAL ESTATE DEVELOPMENT COMPANY LIMITED
COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Hebei Zhongding – Common shares – number of shares	Hebei Zhongding – Common shares, $0.1207 at par – amount	Xingtai Zhongding – Paid-in capital	Additional paid-in capital	Statutory reserve	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity
Balance at January 1, 2008	45,000,000	$5,430,517	$-	$-	$-	$741,845	$697,323	$6,869,685
Capital contribution to Xingtai Zhongding Jiye Real Estate Development Company Limited	-	-	1,096,186	-	-	-	-	1,096,186
Capital contribution to Xingtai Zhongding Business Service Limited Company, a company then under common control acquired by the Companies in 2009	-	-	875,376	-	-	-	-	875,376
Net income	-	-	-	-	-	1,468,945	-	1,468,945
Foreign currency translation adjustment	-	-	-	-	-	-	482,129	482,129
Balance at December 31, 2008	45,000,000	5,430,517	1,971,562	-	-	2,210,790	1,179,452	10,792,321

Capital contribution to the Xingti Zhongding Jiye Real Estate Development Company Limited	-	-	10,605,750	16,775,873	-	-	-	27,381,623
Distribution to an owner of the Companies	-	-	-	(6,787,281)	-	-	-	(6,787,281)
Distribution to owners in exchange for equity interests in Xingtai Zhongding Business Service Limited Company then under common control	-	-	(875,376)	-	-	-	-	(875,376)
Net income	-	-	-	-	-	8,152,231	-	8,152,231
Transfer to statutory reserve	-	-	-	-	264,887	(264,887)	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	27,052	27,052
Balance at December 31, 2009	45,000,000	$5,430,517	$11,701,936	$9,988,592	$264,887	$10,098,134	$1,206,504	$38,690,570

See notes to the combined financial statements.

HEBEI ZHONGDING REAL ESTATE DEVELOPMENT CORPORATION LIMITED
AND
XINGTAI ZHONGDING JIYE REAL ESTATE DEVELOPMENT COMPANY LIMITED
COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$8,152,231	$1,468,945
Adjustments to reconcile net income to net cash provided by operation activities
Depreciation	28,049	10,059
Deferred tax (expense) benefit	(372,369)	590,573
Changes in operating assets and liabilities
Restricted cash	58,472	(315,990)
Progress in excess of billings	43,330	(12,009)
Contracts receivable	(13,364)	-
Prepayments	(2,103,703)	385,799
Other receivables	(647,983)	(4,740)
Government grant receivable from an equity owner	(7,484,417)	-
Properties held for sale	(591,020)	-
Properties and land lots under development	5,690,254	2,197,543
Accounts payable and accrued liabilities	1,499,874	160,026
Income taxes payable	2,605,300	-
Other taxes payable	2,133,098	(198,033)
Customer deposits	9,442,028	(5,080,922)
Net cash providedby (used in) operating activities	18,439,780	(798,749)
Cash flows from investing activities:
Purchases of equipment	(80,426)	(3,955)
Cash flows from financing activities:
Distribution to owners in exchange for equity interests in a subsidiary under common control	(878,156)	-
Distribution to an equity owner of the Companies	(6,783,630)	-
Proceeds from capital contribution	-	1,971,562
Proceeds from a bank loan	1,464,665	-
Repayments of a bank loan	(2,781,071)	-
Repayments of payables to a related party	(2,799,347)	(2,025,207)
Net cash used infinancing activities	(11,777,539)	(53,645)
Effect of exchange rate changes on cash and cash equivalent	5,950	24,018
Net increase (decrease) in cash and cash equivalents	6,587,765	(832,331)
Cash and cash equivalents- beginning of year	219,330	1,051,661
Cash and cash equivalents-end of year	$6,807,095	$219,330
Supplementary cash flow information:
Cash paid for interest expense	$339,357	$308,514
Cash paid for income tax	$472,222	$198,033
Land use rights as capital contributions from an owner	$27,381,623	$-

See notes to the combined financial statements.

HEBEI ZHONGDING REAL ESTATE DEVELOPMENT CORPORATION LIMITED
AND
XINGTAI ZHONGDING JIYE REAL ESTATE DEVELOPMENT COMPANY LIMITED
NOTES TO THE COMBINED FINANCIAL STATEMENTS

Note 1 – Organization and Description of Business

Hebei Zhongding Real Estate Development Corporation Limited (“Hebei Zhongding”) was incorporated in the name of Xingtai Zhongchao Real Estate Company Limited as a limited liability company under the laws of the People’s Republic of China (the “PRC” or “China”) on April 7, 2004. Initial registered capital of $60,336 was contributed by Madam Bi Liping (51%, spouse of Mr. Guo Jianfeng) and Xingtai City Caoyan Village Trading Company Limited (49%) as nominal holders for Mr. Guo Jianfeng.  As of July 16, 2007, after a series of equity transfers and capital contributions, Hebei Zhongding transformed into a limited liability corporation, and changed its name to Hebei Zhongding Real Estate Development Corporation Limited. The company authorized and issued 45,000,000 shares at Renminbi (RMB) 1 ($0.1207) per share. Share capital of approximately $5,430,517 was fully paid by Mr. Guo Jianhe (3%.  A sibling of Mr. Guo Jianfeng), Mr. Guo Jianfei (5%. A sibling of Mr. Guo Jianfeng), Mr. Zhao Li (5%), Ms. Li Liying (2%) and Ms. Bi Liping (85%), respectively, all being nominal holders of Mr. Guo Jianfeng.  On September 3, 2007, Hebei Zhongding established a subsidiary Hebei Zhongding Engineering & Project Management Company Limited with 80% direct ownership, and had Mr. Guo Jianhe as 20% nominal holder for Hebei Zhongding.

On August 7, 2008, Xingtai Zhongding Jiye Real Estate Development Company Limited (“Xingtai Zhongding”) was established by Xingtai Business Investment Company Limited (a company indirectly wholly-owned and controlled by Mr. Guo Jianfeng) for a fully paid registered capital of $1,096,187. As of March 5, 2009, Xingtai Zhongding increased its registered and paid-in capital to $11,675,650 by equity owner’s contributions in forms of land use rights.  On December 31, 2009, Xingtai Business Investment Company Limited transferred its ownership in Xingtai Zhongding to Mr. Guo Jianfeng (51%), Mr. Liu Haifeng (41%) and Mr. Xie Yuelai (8%) as nominal holders for Mr. Guo Jianfeng. On July1, 2009, Xingtai Zhongding acquired Xingtai Zhongding Commercial Service Company Limited, a company indirectly wholly-owned and controlled by Mr. Guo Jianfeng (see Note 3).  On December 24, 2009, Xingtai Zhongding established a wholly-owned subsidiary Huaxia Kirin (Beijing) Property Management Company Limited.

Kirin China Holding Limited (“Kirin China”) was formed under the laws of the British Virgin Islands on July 6, 2010.  Mr. Guo Jianfeng is also the ultimate controlling shareholder of Kirin China.  Kirin China owns all of the share capital of Kirin Huaxia Development Limited (“Kirin Development”), a Hong Kong company, which owns all of the share capital of Shijiazhuang Kirin Management Consulting Co., Ltd. (“Kirin Management”), a wholly foreign owned enterprise located in Shijiazhuang City, Hebei Province, China.

These combined financial statements are those of Hebei Zhongding, Xingtai Zhongding and their subsidiaries for the years ended December 31, 2008 and 2009.  On December 22, 2010, Hebei Zhongding and Xingtai Zhongding and their respective shareholders entered into a series of agreements, including Entrusted Management Agreements, Shareholders’ Voting Proxy Agreements and Exclusive Option Agreements with Kirin Management to qualify them as Variable Interest Entities.  Accordingly, Kirin China’s subsequent financial statements will present the Companies on a consolidated basis in accordance with ASC 810-10 (see Note 17).

Hebei Zhongding, Xingtai Zhongding, and their subsidiaries, are collectively referred to as the “Companies”.  Mr. Guo Jianfeng owns and controls the Companies from their respective inception dates.  The Companies are engaged in the development and sale of residential and commercial real estate properties, and development of land lots in Xingtai city, Hebei province, China.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation
The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).The accompanying combined balance sheets as of December 31, 2008 and 2009, and the related combined statements of income and comprehensive income, changes in shareholders’equity and cash flows for the years then ended include those of the Companies.

Combined Financial Statements of Companies under Common Control
According to ASC810-10, the financial statements of the Companies are combined because they are under common control of Mr. Guo Jianfeng.The combined balance sheets as of December 31, 2008 and 2009, and the related combined statements of income and comprehensive income, changes in owners’ equity and cash flows for the years then ended include those of the Companies and presented as a single economic entity.  All significant intercompany transactions and balances are eliminated.

Use of Estimates
The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the combined financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include percentage-of-completion of properties under construction and related revenue and costs recognized, allowance for doubtful accounts, and the assessment of impairment of long-lived assets. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Fair Value of Financial Instruments
The Companies apply the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC Subtopic 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Companies consider the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Subtopic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Subtopic 820-10 establishes three levels of inputs that may be used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Companies have the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Companies did not have any nonfinancial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009 and 2008.

Reporting Currency and Foreign Currency Translation
The functional currency of the Companies and subsidiaries is the RMB and the Companies’reporting currency is the United States Dollar (US$). The assets and liabilities of the Companies are translated at the exchange rate on the balance sheet dates, owners’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rates for the years. The resulting translation adjustments are reported under accumulated other comprehensive income in the combined statements of changes in owners’ equity in accordance with ASC 220, Comprehensive Income.

Since July 2005, the RMB is no longer pegged to the US$. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the US$ in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market. PRC exchange control regulations may also restrict the Companies’ ability to convert RMB into foreign currencies.

Revenue Recognition
Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of amounts received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

The Companies adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by an independent third party hired by the Companies as the contractors employed by the Companies request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.Any losses incurred or identified on real estate transaction are recognized in the period in which the transaction occurs.

Real Estate Capitalization and Cost Allocation
Properties under construction or held for sale consist of residential and commercial units under construction and units completed. Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods. Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and gross floor area.

Government Grant
Government grant not applicable to acquisition of long-term assets are recognized at fair value as other income when the Companies have complied with the conditions attached to the grant and the grant’s collection is reasonably assured.

During the year ended December 31, 2008, Xingtai Zhongding was entitled to a government grantof RMB160,000,000 (approximately $22,981,000) relating to a property development project to subsidize improvement of the neighborhood where the real estate project situates, and control of property price volatility. The grant was received by an equity owner of the Companies (see Note 16). In 2009, the Companies recognized US$7,484,417 grant income in other income proportionating to the construction and sale progress of the project.

Capitalization of Interest
In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under construction. All other interest is expensed as incurred.

No interest was capitalized for the years ended December 31, 2009 and 2008.

Cash and Cash Equivalents
The Companies consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Companies maintain bank accounts in the PRC. All PRC bank balances are denominated in RMB. Cash includes cash on hand and demand deposits in accounts maintained with state-owned and private financial institutions within the PRC.

Restricted Cash
PRC banks grant mortgage loans to home purchasers and will credit these amounts to the Companies’ bank account once title passes to the purchasers. If the condominiums are not completed and the new homeowners have no ownership documents to secure the loan, the bank will deduct 5% of the homeowner’s loan from the Companies’ bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Companies’ normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documentsto secure the mortgage loan. Total restricted cash amounted to $263,266 and $320,971as of December 31, 2009 and 2008, respectively.

Allowance for Doubtful Accounts
The Companies recognize an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers and debtorsbased on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Companies become aware of a customer’s or debtor’s inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted. There were noallowances for doubtful accounts as of December 31, 2009 and 2008, respectively.

Inventory
Inventory is stated at the lower of cost or market, on a specific identification basis. In addition to direct land acquisition, land development and construction costs, costs include interest and direct overhead which are capitalized to inventories during the period beginning with the commencement of construction and ending with the completion of construction.

Property, Plant and Equipment, Net
Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Lives
Fixtures, furniture and office equipment	5 years

Impairment of Long-lived Assets
The Companies review their long-lived assets other than goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Companies measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Companies would recognize an impairment loss based on the fair value of the assets. There was no impairment loss recognized for long-lived assets for the years ended December 31, 2009 and 2008.

Income Taxes
The Companies follow ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Companies are governed by the Income Tax Laws of the PRC. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 25% since January 1, 2008 and 33% prior to that date on taxable income.

According to the Income Tax Laws of the PRC for real estate developers, income tax of the Companies is calculated by project. When all units of a project are sold, the PRC tax department will assess the tax due on the project and issue a tax due notification to the Companies. The Companies have to pay the tax by the due date on thenotification. If the Companies do not pay the tax by the due date, the tax department will charge the Companies interest. The Companies include any interest and penalties in general and administrative expenses.

Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and it prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosures and transitions.

The Companies recognize that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the PRC government. However, the Companies cannot reasonably quantify political risk factors and thus must depend on guidance issued by current PRC government officials.

Land Appreciation Tax (“LAT”)
In accordance with the relevant taxation laws in the PRC, the Companiesare subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowings costs and all property development expenditures. LAT is prepaid on customer deposits and is expensed when the related revenue is recognized.

Accumulated Other Comprehensive Income
Accumulated other comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Companies’ only components of comprehensive income during the years ended December 31, 2009 and 2008 were net income and the foreign currency translation adjustment.

Advertising Expenses
Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35,Advertising Costs. For the years ended December 31, 2009 and 2008, the Companies recorded an advertising expense of $343,260and $42,538, respectively.

Property Warranty
The Companies and their subsidiaries provide customers with warranties which cover major defects of building structure and certain fittings and facilities of properties sold as stipulated in the relevant sales contracts. The warranty period varies from two to five years, depending on different property components the warranty covers.

The Companies constantly estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property.Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Companies monitor the warranty reserve and make adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Companies may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Companies also withhold up to 5% of the contract cost from subcontractors for periods of two to five years. These amounts are included in current liabilities, and are only paid to the extent that there have been no warranty claims against the Companies relating to the work performed or materials supplied by the subcontractors. For the years ended December 31, 2009 and 2008, the Companies have not recognized any warranty liability or incurred any warranty costs in excess of the amount retained from subcontractors.

Impairment Losses
Completed lots are reported in the balance sheet at the lower of their carrying amount or fair value less costs to sell. Land to be developed or under development is assessed for impairment when management believes that events or changes in circumstances indicate that its carrying amount may not be recoverable. Based on this assessment, property that is considered impaired is written down to its fair value. Impairment losses are recognized through a charge to expense. No impairment of completed lots or land was recognized for the years ended December 31, 2009 and 2008.

Recently Issued Accounting Pronouncements

ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force
This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

ASU No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing
This ASU concludes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing is required to be measured at fair value and recognized as issuance cost in the financial statements of the entity. The ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The ASU is effective for interim or annual periods beginning on or after June 15, 2009, for share-lending arrangements entered into in those periods.

ASU No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets
Among other provisions, this ASU eliminates the concept of a “qualifying special-purpose entity” from SFAS No. 140 and removes the exception from applying FIN No. 46(R) to qualifying special-purpose entities. This ASU is effective at the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.

ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities
Among other provisions, this ASU amends FIN No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This ASU is effective at the beginning of a company’s first fiscal year that begins after November 15, 2009.

ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements
This ASU affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements under FASB ASC Topic 820, originally issued as FASB Statement No. 157, Fair Value Measurements. The ASU requires certain new disclosures and clarifies two existing disclosure requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

ASU No. 2010-08, Technical Corrections to Various Topics
This ASU eliminates certain inconsistencies and outdated provisions and provides needed clarifications. The changes are generally non substantive in nature and will not result in pervasive changes to current practice. However, the amendments that clarify the guidance on embedded derivatives and hedging (ASC Subtopic 815-15) may cause a change in the application of that Subtopic. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The other amendments are effective as of the first reporting period (including interim periods) beginning after February 2, 2010.

Note 3 – Acquisition of a Subsidiary

On July 1, 2009, Xingtai Zhongding acquired100% of the equity interests of Xingtai Zhongding Business Service Company Limited, a company indirectly wholly-owned and controlled by Mr. Guo Jianfeng, from its predecessor nominal equity holders for a purchase price of RMB6,000,000 (approximately $878,000).  The acquisition is a business combination under common control, therefore the Companies accounted for this acquisition using the as if pooling-of-interest method.  The acquired business and net assets were recorded at book value as if the business and the net assets have been owned by the Companies from the earliest comparative period presented, the operations are combined from the earliest date.

Note 4 – Contracts receivable

Contracts receivable consists of balances due from customers for the sale of residential and commercial units. In cases where customers deposit more than 50%of the total purchase price, the Companies may defer the remaining purchase price. These deferred balances are unsecured, bear no interest and are due within 360days from the date of the sale.

Note 5–Prepayments

Prepayments consisted of the following:

	December 31,
	2009	2008

Advances to suppliers and service providers	$1,675,177	$141,324
Sales-related business tax, urban construction tax, education surcharge and LAT liabilities in excess of amounts recognized in income statements	814,321	242,385
	$2,489,498	$383,709

Note 6 – Other Receivables

Other receivables consisted of deposits to service providers of $585,035 and $364,740 at December 31, 2009 and 2008, respectively, and advances to employees as petty cash of $481,245 and $52,173 at December 31, 2009 and 2008, respectively. Other receivableswere unsecured, bore no interest and were due within 360d ays from the balance sheet dates. There was no allowance for doubtful accounts at December 31, 2009 and 2008.

Note 7 –Properties and Land Lots under Development

The following summarizes the components of real estate inventories at December 31, 2009 and 2008:

	December 31,
	2009	2008

Properties under construction	$39,376,015	$21,288,842
Land lots under development	3,756,969	104,637
	$43,132,984	$21,393,479

A real estate property under development with net book value of $1,220,202 was pledged as collateral for a long-term loan of $1,462,587at December 31, 2009 (Note 13).

Note 8– Property and Equipment, Net

Property and equipment consist of fixtures, furniture and office equipment. At December 31, 2009 and 2008, the cost was $157,657 and $76,997, respectively;and accumulated depreciation was $46,165 and $18,056, respectively.

Depreciation expenses for the years ended December 31, 2009 and 2008 were $28,049 and $10,059 respectively, and were included in general and administrative expenses on the statements of income and comprehensive income.

Note 9– Accounts Payable and Accrued Liabilities

As of December 31, 2009 and 2008, the Companies had accounts payable of $779,125 and $38,774, respectively; escrow and deposits of $935,852 and $108,116, respectively; and other payables and accruals of $139,381 and $205,910, respectively.  These payables were unsecured and bore no interest.

Note 10– Customer Deposits

Customer deposits consist of amounts received from customers relating to the sale of residential and commercial units. In the PRC, customers generally obtain financing for the purchase of their residential unit prior to the completion of the project. The lending institutions will provide the funds to the Companies upon the completion of the financing rather than the completion of the project. The Companies receive these funds and recognize them as a current liability until the revenue can be recognized. As of December 31, 2009 and 2008, the Companies have received $14,601,339 and $5,141,445 deposits from customers, respectively.

Note 11– Income Taxes

The Companies are subject to PRC Enterprise Income Tax (EIT) on taxable income. According to PRC tax laws and regulations, the Companies are subject to EIT with the tax rate 25% since January 1, 2008.

Income tax expenses for the years ended December 31, 2009 and 2008 are summarized as follows:

	Years ended December 31,
	2009	2008

Current
EIT expense	$2,605,313	$-
LAT expense	807,273	205,327
Deferred tax (benefit)expense	(372,369)	590,573
	$3,040,217	$795,900

A reconciliation between approximate taxes computed at the PRC statutory rate of 25% and the Companies’ effective tax rate is as follows:

	Years ended December 31,
	2009	2008

EIT at statutory rate of 25%	$2,798,112	$566,211
LAT expense	807,273	205,327
EIT benefit of LAT	(201,816)	(51,331)
Tax effect of non-deductible expenses	188,070	190,914
Tax effect of non-taxable income	(551,422)	(115,221)
	$3,040,217	$795,900

The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities as of December 31, 2009 and 2008 are presented below.

	Years ended December 31,
	2009	2008

Deferred tax asset
Tax loss to be carried forward	$-	$88,127
Deferred tax liability
Revenue recognized based on percentage-of-completion	(535,038)	(993,484)
	(535,038)	(905,357)
Less: current deferred tax liabilities	-	905,357
Non-current deferred tax liabilities	$(535,038)	$-

Note 12 –OtherTaxes Payable

Other taxes payable consisted of the following at December 31, 2009 and 2008:

	December 31,
	2009	2008

Sales-related business tax, urban construction tax and education surcharge	$1,741,496	$58,446
LAT	455,831	4,479
	$2,197,327	$62,925

 Note 13– Long-Term Loans

Long-term loans as of December 31, 2009 and 2008 consisted of the following:

	December 31,
	2009	2008

Loans from Association of Xingtai City Urban-Rural Credit Unions,
Due on October 19, 2009, at 11.8125% per annum	$-	$2,772,023
Due on June 25, 2011, at 10.266% per annum	1,462,587	-
	$1,462,587	$2,772,023

The loans’ terms are between two to three years. As of December 31, 2009, the Companies’ long-term loans were all denominated in RMB and were secured by the Companies’ real estate property under development with net book value of $1,220,202.

Note 14 – Statutory Reserve

In accordance with the PRC Company Law, the Companiesare required to transfer 10% of their profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory reserves until such reserves reach 50% of the registered capital or paid-in capital of the Companies. Subject to certain restrictions set out in the PRC Company Law, the statutory reserves may be distributed to stockholders or owners in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.

For the years ended December 31, 2009 and 2008, the Companies appropriated statutory reserve in the amount of $264,887 and $0, respectively.

Note 15– Employee Welfare Plan

Regulations in the PRC require the Companies to contribute to a defined contribution retirement plan for all permanent employees. Pursuant to the mandatory requirement from the local authority in the PRC, the retirement pension insurance, unemployment insurance, health insurance, injury insurance and pregnancy insurance are established for the employees during the term of employment. For the years ended December 31, 2009 and 2008, the Companies contributed $19,386 and $15,571, respectively.

Note 16 – Related Party Transactions and Balances

As of December 31, 2009, the Companies have a receivable of $7,488,447 from an equity owner, Xingtai Jiye Commercial Investment Company Limited relating to a government grant escrowed within that company. The receivable was not secured, and bore no interest (Note 2 – Government Grant).

Duringthe year ended December 31, 2008, an operating fund of $2,793,907 was borrowed from, Huaxia Kirin (Beijing) Technology Development Company Limited, a company indirectly owned and controlled by Mr. Guo Jianfeng, and the amount was payable as of December 31, 2008.  The payable was unsecured, bore no interest and did not have predetermined repayment dates.

Note 17– Subsequent Events

a)	On January 19, 2010, Xingtai Zhongding established a wholly-owned subsidiary Huaxia Kirin (Beijing) Gardening Engineering Company Limited;

b)
On June 9, 2010, Mr. Liu Haifeng transferred his 41% equity interests in Xingtai Zhongding to Huaxia Kirin (Tianjin) Equity Investment Fund Management Company Limited, a company controlled by Mr. Guo Jianfeng;

c)	The reorganization

Kirin China was formed under the laws of the British Virgin Islands on July 6, 2010. Ms. Iwamatsu Reien, a Japanese citizen, holds 100% of the shares of Prolific Lion Limited, Valiant Power Limited and SolidWise Limited, each of which were incorporated in the British Virgin Islands (each a “BVI Company” and collectively the“BVI Companies”) and which respectively own 82%, 9% and 9% of the shares of Kirin China.

On November22, 2010, Ms. Iwamatsu Reien entered into Call Option Agreements (collectively, the “Call Option Agreements”) with each of Messrs. Guo Jianfeng, Hu Longlin and Mu Xiangju (collectively, the “Purchasers”) pursuant to which Mr.GuoJianfeng is entitled to purchase up to 100% shares of Prolific Lion Limited, Mr. Hu Honglin is entitled to purchase up to 100% shares of Valiant Power Limited and Mr. Mu Xiangju is entitled to purchase up to 100% of the shares of Solid Wise Limited,each at a price of $0.0001 per share for a period of five years upon satisfaction of certain conditions. Specifically, (i) if Hebei Zhongding and Xingtai Zhongding (collectively, the “Operating Companies”), and their respective subsidiaries achieved net income of $1 million as calculated and audited inaccordance with U.S. GAAP for the fiscal year ended December 31, 2009, each Purchaser will be entitled to purchase 40% of the outstanding shares of the applicable BVI Company; (ii) if the Operating Companies and their respective subsidiaries achieve net income of $2 million as calculated in accordance with U.S. GAAP for the fiscal year ended December 31, 2010, each purchaser will be entitled to purchase 30% of the outstanding shares of the applicable BVI Company; (iii) if the Operating Companies and their respective subsidiaries achieve net income of $3 million inaccordance with U.S. GAAP for the fiscal year ended December 31, 2011, each Purchaser will be entitled to purchase upto 30% of the remaining outstanding shares of the applicable BVI Company. In addition, the Operating Companies and their respective subsidiaries achieves net income of $3 million in fiscal year 2010, each Purchaser shall have the right to purchase all shares of the applicable BVI Company at consideration of $1.00 and the third condition shall be deemed as having been met.

Pursuant Call Option Agreement between Ms. Iwamatsu Reien and the Purchasers, Mr. Guo Jianfenghas been irrevocably granted the exclusive right to exercise all of his voting rights of his shares in the BVI Company, which subsequently owns controlling 82% of shares of Kirin China, before the shares are transferred to him. Accordingly, Mr. Guo Jianfeng effectively controls Kirin China.

Kirin China owns all of the share capital of Kirin Development. Kirin Development owns all of the share capital of Kirin Management. On December 22, 2010, Kirin Management entered into a series of agreements (the “Contractual Arrangements”), including an Entrusted Management Agreement, a Shareholders’Voting Proxy Agreement and an Exclusive Option Agreement, with each of the Companies their respective shareholders. Other than the parties thereto, the terms and conditions of the Contractual Arrangements entered into with Hebei Zhongding and the terms and conditions of the Contractual Arrangements with Xingtai Zhongding are the same.

Entrusted Management Agreement Pursuant to the Entrusted Management Agreement between KirinManagement, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies and their shareholders agreed to entrust the business operations of the Operating Companies and its management to Kirin Management until Kirin Management acquires all of the assets or equity of the Operating Companies. Kirin Management has the full and exclusive right to manage and control all cash flow and assets of the Operating Companies and to control and administrate the financial affairs and daily operation of the Operating Companies. In turn, Kirin Management is entitled to the Operating Companies’ earnings before tax as a management fee, and will be obligated to pay all the Operating Companies’ debts to the extent the Operating Companies are not able to pay such debt.

Shareholders’ Voting Proxy Agreement Pursuant to the Shareholders’ Voting Proxy Agreement between Kirin Management and the shareholders of the Operating Companies, the Operating Companies’ shareholders irrevocably and exclusively appointed the board of directors of Kirin Management as their proxy to vote on all matters that require the approval of the Operating Companies shareholders.

Exclusive Option Agreement Under the Exclusive Option Agreement between Kirin Management, the Operating Companies and the shareholders of the Operating Companies, the Operating Companies shareholders granted to Kirin Management an irrevocable exclusive purchase option to purchase all or part of the shares or assets of the Operating Companies to the extent that such purchase does not violate any PRC law or regulations then in effect. Kirin Management and the Operating Companies shareholders shall enter into further agreements based on the circumstances of the exercise of the option, including price. The exercise price shall be refunded to Kirin Management or the Operating Companies at no consideration in a manner decided by Kirin Management, in its reasonable discretion.

Kirin China does not own any equity interests in the Operating Companies, but controls and receives the economic benefits of their business operations through the Contractual Arrangements. In addition, the Operating Companies are deemed Kirin China’s variable interest entities and, accordingly, Kirin China is able to consolidate the Operating Companies’ results, assets and liabilities into its financial statements.

The following pro forma balance sheet of Kirin China as of December 31, 2009 has been derived from the balance sheets of the Companies, Kirin China, Kirin Development and Kirin Management at December 31, 2009, and adjusts such information to give the effect of the VIE agreements as if it would have existed on December 31, 2009.  The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the restructuring would have existed on December 31, 2009.

Pro Forma December 31, 2009
ASSETS	(Unaudited)

Cash and cash equivalents	$6,807,095
Restricted cash	263,266
Contracts receivable	13,371
Prepayments	2,489,498
Other receivables	1,066,280
Receivable from an equity owner	7,488,447
Properties held for sale	591,338
Properties and land lots under development	43,132,984
Property and equipment, net	111,492
Total Assets	$61,963,771

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$1,854,358
Income taxes payable	2,622,552
Other taxes payable	2,197,327
Customer deposits	14,601,339
Deferred tax liabilities	535,038
Long-term loans	1,462,587
Total liabilities	23,273,201
Shareholders’ Equity
Kirin China – Common shares, $1 par value: 5,000 shares authorized, issued and outstanding	5,000
Additional paid-in capital	27,116,045
Statutory reserve	264,887
Retained earnings	10,098,134
Accumulated other comprehensive income	1,206,504
Total shareholders’ equity	38,690,570
Total Liabilities and Shareholders’ Equity	$61,963,771